Exhibit 99.1

FOR IMMEDIATE RELEASE
November 23, 2004

Texas Regional Bancshares, Inc. Completes Acquisition of Valley Mortgage Company, Inc.

MCALLEN, TEXAS—Texas Regional Bancshares, Inc. (“Texas Regional”) (NASDAQ: TRBS), bank holding company for Texas State Bank, announced today the completion of its acquisition of Valley Mortgage Company, Inc. (“Valley Mortgage”), effective November 23, 2004. Valley Mortgage is a privately held mortgage banking firm headquartered in McAllen, Texas with additional offices in Brownsville, Corpus Christi, Del Rio, Harlingen, Laredo, San Antonio and Sugar Land. Valley Mortgage reported total assets of $17.6 million and shareholders’ equity of $6.1 million as of August 31, 2004 and net income of $2.6 million for the fiscal year ended August 31, 2004. Valley Mortgage will operate as a wholly-owned subsidiary of Texas State Bank.

The Valley Mortgage shareholders will receive approximately $4,593,000 in cash and approximately 294,000 shares of newly issued Texas Regional common stock in exchange for all of the outstanding shares of Valley Mortgage. The transaction will be accounted for under the purchase method of accounting.

OTHER INFORMATION

Texas Regional is a McAllen-based bank holding company whose stock trades on The Nasdaq Stock Market® under the symbol TRBS. Texas State Bank, its wholly-owned subsidiary, conducts a commercial banking business through 67 banking locations primarily located in the metropolitan areas of Beaumont-Port Arthur, Brownsville-Harlingen-San Benito, Corpus Christi, Houston, McAllen-Edinburg-Mission and Tyler.

On October 8, 2004, Texas Regional announced the execution of a definitive agreement to acquire through merger Mercantile Bank & Trust, a Federal Savings Bank (“Mercantile”). Mercantile is a privately held bank headquartered at 5820 West Northwest Highway, Dallas, Texas with two additional banking locations in the Dallas metropolitan area. The agreement calls for total cash consideration of $35,640,000 to be paid in exchange for all of the outstanding shares of Mercantile. As of September 30, 2004, Mercantile had total assets of $170.2 million, loans of $115.1 million, deposits of $154.6 million and shareholders’ equity of $14.4 million. The transaction is expected to close during the first quarter of 2005.

Additional financial, statistical and business-related information, as well as business trends, is included in a Financial Supplement. This release, the Financial Supplement and other information are available on Texas Regional’s website at www.trbsinc.com. The Financial Supplement and other information available on Texas Regional’s website can also be obtained by calling R.T. Pigott, Jr., Chief Financial Officer, at (956) 631-5400.

This document and information on Texas Regional’s website may contain forward-looking information (including information related to plans, projections or future performance of Texas Regional and its subsidiaries and planned market opportunities, employment opportunities and synergies from mergers), the occurrence of which involve certain risks, uncertainties, assumptions and other factors which could materially affect future results. If any of these risks or uncertainties materializes or any of these assumptions prove incorrect, Texas Regional’s results could differ materially from Texas Regional’s expectations in these statements. Texas Regional assumes no obligation and does not intend to update these forward-looking statements. For further information, please see Texas Regional’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934, which are available at the SEC’s website at www.sec.gov.

CONTACT: Glen E. Roney, Chief Executive Officer, or R. T. Pigott, Jr., Chief Financial Officer, (956) 631-5400, both of Texas Regional.